PROSPECTUS and	PRICING SUPPLEMENT NO. 28
PROSPECTUS SUPPLEMENT, each	Dated October 5, 2022
Dated April 6, 2020	Registration Statement No. 333-237579 Filed Pursuant to Rule 424(b)(2)

U.S. $5,800,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES H

Due 9 Months or More from Date of Issue

$600,000,000 4.550% Fixed Rate Senior Notes Due October 11, 2024

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EWM7 / US24422EWM73

Date of Issue:	October 11, 2022

Maturity Date:	October 11, 2024

Principal Amount:	$600,000,000

Price to Public:	99.936% plus accrued interest, if any, from October 11, 2022

Interest Payment Dates:	Semi-annually on April 11 and October 11, commencing on April 11, 2023 and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	4.550% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Citigroup Global Markets Inc.	$127,500,000
HSBC Securities (USA) Inc.	$127,500,000
J.P. Morgan Securities LLC	$127,500,000
TD Securities (USA) LLC	$127,500,000
BNP Paribas Securities Corp.	$22,500,000
Commerz Markets LLC	$22,500,000
Scotia Capital (USA) Inc.	$22,500,000
Standard Chartered Bank	$22,500,000
Total	$600,000,000
The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.836% plus accrued interest, if any, from October 11, 2022.

Standard Chartered Bank will not affect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.